Exhibit 10.1

EXECUTION VERSION

DATED December 11, 2020

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS ASSET MANAGEMENT,

L.P.,

AND

THE BANK OF NEW YORK MELLON,

solely in its capacity as trustee of the Goldman Sachs Physical Gold ETF and not individually

ALLOCATED GOLD ACCOUNT AGREEMENT

THIS ALLOCATED GOLD ACCOUNT AGREEMENT (this “Agreement”) is made on December 11, 2020,

BETWEEN

(1)

JPMORGAN CHASE BANK, N.A a National Association incorporated in the United States of America, whose principal place of business in England is at 25 Bank Street, Canary Wharf, London, EC14 5JP (the “Custodian”);

(2)	GOLDMAN SACHS ASSET MANAGEMENT, L.P. acting in its capacity as Sponsor; and

(3)

THE BANK OF NEW YORK MELLON a New York banking corporation, solely in its capacity as trustee of the Goldman Sachs Physical Gold ETF formerly known as the Perth Mint Physical Gold ETF (the “Trust”) created under the Trust Agreement identified below and not individually (the “Trustee”), which expression shall, whenever the context so admits, include the named Trustee and all other persons or companies for the time being the trustee or trustees of the Trust Agreement as trustee for the Shareholders (as defined below).

Each a “Party” and together the “Parties.”

INTRODUCTION

(1)

In connection with the initial formation of the Perth Mint Physical Gold ETF, Gold Corporation (the original custodian), entered into a custody arrangement with the Trustee pursuant to the terms of the original Trust Allocated Metal Account Agreement and the Trust Unallocated Metal Account Agreement, each dated as of July 26, 2018.

(2)

Gold Corporation, Exchange Traded Concepts, LLC (“ETC”), and the Sponsor entered into a Sponsorship Transfer Agreement, dated as of September 29, 2020, pursuant to which, among other things, Gold Corporation and ETC are transferring to the Sponsor Gold Corporation’s role of custodial sponsor of the Trust and ETC’s role of administrative sponsor of the Trust (the “Sponsorship Transfer Agreement”).

(3)

Contemporaneously with the Closing (as defined in the Sponsorship Transfer Agreement), the Trustee and the Sponsor will enter into the First Amended and Restated Depository Trust Agreement (the “Trust Agreement”), dated as of December 11, 2020, pursuant to which the Trustee and the Sponsor establish the terms on which gold may be deposited and safely stored in the Trust, provide for the creation of shares representing fractional undivided beneficial interest in the net assets of the Trust and provide for the other terms and conditions on which the Trust shall be administered.

(4)

Contemporaneously with the Closing (as defined in the Sponsorship Transfer Agreement) ETC, the Sponsor, Gold Corporation, and the Trustee will enter into the Resignation and Appointment Agreement, whereby Gold Corporation and ETC will resign as custodial sponsor and administrative sponsor of the Trust, respectively, and will appoint the Sponsor as the Successor Sponsor (as defined in the Trust Agreement) of the Trust (the “Resignation and Appointment Agreement”).

(5)

Pursuant to the Sponsorship Transfer Agreement and Resignation and Appointment Agreement, Gold Corporation will resign its role as custodian of the Trust, and pursuant to instructions from the Sponsor, the Trustee is authorized and directed to enter into this Agreement and the Allocated Account Agreement (defined herein) appointing the Custodian as the Current Custodian (as defined in the Trust Agreement) of the Trust.

(6)	The Custodian has agreed to transfer Gold from the Allocated Account (as defined below) into the Unallocated Account pursuant to the terms of this Agreement.

(7)

The Allocated Account will be established in the name of the Trustee for the account of the Trust, and the Trustee will have the sole right to give instructions for the making of any transfers into or out of the Allocated Account.

(8)

The Custodian, as a member of LPMCL (as defined below), have agreed to open and maintain for the Trustee the Allocated Account (as defined below) and to provide other services to the Trustee and the Trust in connection with such Allocated Account. This Agreement sets out the terms under which the Custodian will provide those services to the Trustee and the Trust and the arrangements which will apply in connection with those services.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1	Definitions: In this Agreement:

“Account Balance” means, in relation to the Allocated Account, the specific Gold held for the Trustee by the Custodian as from time to time identified (whether by bar serial numbers or otherwise) in, and recorded on, the Allocated Account.

“Allocated Account” means the account designated as the Goldman Sachs Physical Gold ETF Allocated Gold Account (No. 48041), as maintained for the Trust by the Custodian on an allocated basis pursuant to this Agreement for the purpose of holding Gold on behalf of the Trust.

“AURUM” means the electronic matching and settlement system operated by LPMCL.

“Bankruptcy or Insolvency Event” means of any of the following: (i) the admission by the Custodian, Trustee or Sponsor of its inability to pay its debts when and as they become due; (ii) the execution by the Custodian, Trustee or Sponsor of a general assignment for the benefit of creditors; (iii) the filing by or against the Custodian, Trustee or Sponsor of a petition in bankruptcy or any petition for relief under any bankruptcy, insolvency, or debtor’s relief law, or the continuation of such petition without dismissal for a period of sixty (60) days or more, or, in the case of any involuntary filing of a petition against the Custodian, Trustee or Sponsor; (iv) the appointment of a receiver or trustee to take possession of the property or assets of the Custodian, Trustee or Sponsor; or (v) any action to liquidate, dissolve, transfer, or wind up the business of the Custodian, Trustee or Sponsor, in furtherance of the foregoing.

“Business Day” means any day other than a day: (1) when the Exchange is closed for regular trading; or (2), if the order or other transaction requires the receipt or delivery, or the confirmation of receipt or delivery, of gold in the United Kingdom or in some other jurisdiction on a particular day, (A) when banks are authorized to close in the United Kingdom or in such other jurisdiction or when the London gold market is closed or (B) when banks in the United Kingdom or in such other jurisdiction are, or the London gold market is, not open for a full business day and the order or other transaction requires the execution or completion of procedures which cannot be executed or completed by the close of the business day.

“Custodial Fee Letter” means the Custodial Fee Letter, by and between the Sponsor and the Custodian, dated as of December 11, 2020.

“eBTS “ means the electronic Bullion Transfer System website developed by the Custodian.

“Exchange” means the exchange or other securities market on which the Shares are principally traded, which shall initially be NYSE Arca, or such other exchange or securities market which may be specified from time to time by the Sponsor.

“Gold” means (i) Physical Gold held by the Custodian or any sub-custodian under this Agreement and/or (ii) any credit to an account, including the Unallocated Account, on an Unallocated Basis, as the context requires.

“LBMA” means The London Bullion Market Association or its successors.

“London Good Delivery Standards” means the specifications for “good delivery” gold bars, including the specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars, set forth in the good delivery rules promulgated by the LBMA from time to time.

“London Precious Metals Markets” means the London Bullion market and such other markets for Gold or precious metals operating in London as may be agreed among the Custodian, the Trustee, and the Sponsor from time to time.

“LPMCL” means London Precious Metals Clearing Limited or its successors.

“Metal Accounts” means the Allocated Account and the Unallocated Account.

“Point of Delivery” means such location, date, and time that the relevant parties (or such agent acting on behalf of a party) agree in writing for the receipt or delivery to the recipient (or its agent) of the Gold.

“Physical Gold” means gold bullion that meets the London Good Delivery Standards.

“Rules” means the rules, regulations, practices and customs of the LBMA, LPMCL, the Financial Conduct Authority, the Prudential Regulation Authority, the Bank of England and such other regulatory authority or other body, applicable to the Parties and/or to the activities contemplated by this Agreement or the activities of a Sub-Custodian.

“Sanctioning Body” means any of the following:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	Her Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom; and

(iv)	The Office of Foreign Assets Control of the Department of Treasury of the United States of America.

“Sanctions” means economic or financial sanctions, boycotts, trade embargoes and restrictions relating to terrorism imposed, administered or enforced by a Sanctioning Body from time to time.

“Sanctions List” means any list of specifically designated nationals or blocked or sanctioned persons or entities (or similar) imposed, administered or enforced by a Sanctioning Body in connection with Sanctions from time to time.

“Shareholder” means the beneficial owner of one or more Shares.

“Share” means a unit of beneficial interest in the Trust created under the Trust Agreement, having no par value and representing a fractional undivided beneficial interest in the net assets of the Trust which undivided interest shall equal a fraction, the numerator of which is one and the denominator of which is the total number of Shares outstanding. The name of the Shares is “Goldman Sachs Physical Gold ETF Shares.”

“Sponsor” means Goldman Sachs Asset Management, L.P., its successors and assigns and any successor Sponsor appointed pursuant to the Trust Agreement.

“Sub-Custodian” means a LBMA-member gold clearing bank, sub-custodian, agent or depository (including an entity within the Custodian’s corporate group) appointed by the Custodian to perform any of the Custodian’s obligations and/or duties under this Agreement, including the safekeeping of Gold.

“Unallocated Account” means the account designated as the Goldman Sachs Physical Gold ETF Unallocated Gold Account (No. 48040), as maintained for the Trust by the Custodian on an allocated basis pursuant to the Unallocated Account Agreement for the purpose of holding Gold on behalf of the Trust.

“Unallocated Account Agreement” means the Unallocated Gold Account Agreement dated December 11, 2020, by and among the Custodian, the Sponsor, and the Trustee, pursuant to which the Unallocated Account is established and operated.

“Unallocated Basis” means, with respect to the Unallocated Account maintained with the Custodian, that the person in whose name the account is held is entitled to delivery in accordance with the relevant Rules of an amount of Gold equal to the amount of Gold standing to the credit of such person’s account but is not entitled to specific Gold.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

“Withdrawal Date” means the Business Day on which the Trustee wishes to withdraw Gold from the Allocated Account.

1.2	Headings: The headings in this Agreement do not affect its interpretation.

1.3	Singular and plural: References to the singular include the plural and vice versa.

1.4

Construction: The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this clause,” and words of similar import, refer only to the clause hereof in which such words occur. The word “or” is exclusive. “Include,” “included,” and “including” (regardless of whether capitalized) mean to include without limitation, to be included without limitation, or including without limitation, as the case may be.

2.	ALLOCATED ACCOUNT

2.1	Opening Allocated Account: The Custodian shall open and maintain the Allocated Account in the name of the Trustee (in its capacity as trustee for the Shareholders).

2.2	Denomination of Allocated Account: The Unallocated Account will hold deposits of Gold and will be denominated in fine troy ounces (to three decimal places).

2.3

Reports: At the end of each London Business Day, the Custodian will provide the Trustee with access to information (i) showing the increases and decreases to the Physical Gold standing to the Trustee’s credit in the Allocated Account and identifying separately each transaction and the New York or London Business Day on which it occurred and (ii) identifying each individual bar of Physical Gold held in the Allocated Account. On each London Business Day, the Custodian will provide the Trustee access to information relating to (i) each separate transaction, if any, transferring Gold to the Allocated Account from the Unallocated Account, (ii) the amount of Gold, if any, transferred from the Allocated Account to the Allocated Account and (iii) the closing balance of Physical Gold held in the Allocated Account for such London Business Day, and the Custodian will use commercially reasonable efforts to send the notification by 5:00 pm (London time). In addition, the Custodian will provide the Trustee with such information about the increases and decreases to the Gold standing to the Trustee’s credit in the Unallocated Account on a same-day basis at such other times and in such other form as the Trustee and the Custodian shall agree. For each calendar month, the Custodian will provide the Trustee within a reasonable time after the end of the month a statement of account for the Allocated Account which shall include the opening and closing monthly balance and all transfers to and from the Allocated Account, accompanied by one or more weight lists containing information sufficient to identify each bar of Physical Gold held in the Allocated Account as of the last London Business Day of the calendar month and the party having physical possession thereof, including any Sub-Custodian or any sub-custodian of a Sub-Custodian. The Custodian also will provide the Trustee with additional weight lists in respect of the Physical Gold held in the Allocated Account from time to time upon the Trustee’s reasonable request. All such reports will be made available to the Trustee by means of the Custodian’s proprietary electronic system or authenticated SWIFT message, provided that, if the Custodian’s proprietary electronic system or SWIFT messaging system is unavailable for any reason, the Trustee and the Custodian will agree upon a temporary notification system for making such reports available to the Trustee.

2.4

Discrepancies: If a material error or discrepancy is noted by the Trustee on any report provided pursuant to Clause 2.3 above in relation to any activity or balances, the Trustee will notify the Custodian in writing as soon as possible so that the Custodian may investigate and resolve any such material error or discrepancy as soon as practicable (provided, however, that the Trustee’s failure or delay in notifying the Custodian shall not limit the Custodian’s obligation to reverse or correct errors hereunder).

2.5

Reversal of entries: The Custodian shall reverse any provisional or erroneous entries to the Allocated Account which it discovers or of which it is notified with effect reference-valued to the date upon which the final or correct entry (or no entry) should have been made, and shall notify the Trustee of any such entries in writing as soon as reasonably practicable of any such reversals.

2.6

Access: The Custodian will allow the Sponsor and the Trustee and their identified representatives, independent public accountants, and bullion auditors access to its premises, upon reasonable notice during normal business hours, to examine the Gold and such records, as they may reasonably require to perform their respective duties with regard to the Trust and to investors in Shares. The Trustee and the Sponsor agree that any such access shall be subject to execution of a confidentiality agreement and agreement to the Custodian’s security procedures and will be limited to no more than two (2) times per calendar year. The two (2) examinations during any fiscal year shall be at the Trust’s expense, which expense shall be paid by the Sponsor subject to the Fee Cap (as defined in the Trust Agreement) in accordance with the terms of Section 5.3(g)(i) of the Trust Agreement.

2.7

Regulatory Reporting: To the extent that the Custodian’s activities under this Agreement are relevant to the preparation of the filings required of the Trust under the securities laws of the United States or any other jurisdiction, the Custodian will, to the extent permitted by applicable law, the Rules or applicable regulatory authority, and upon reasonable request, cooperate with the Trustee and the Sponsor and the Trustee’s and the Sponsor’s representatives to provide such information concerning the Custodian’s activities as may be necessary for such filings to be completed. Additionally, to the extent that the Custodian’s activities or controls in its capacity as custodian of the Trust’s assets are relevant to the information presented in the financial statements of the Trust, the Custodian will, upon reasonable request, cooperate with the Sponsor and the Trustee to assist the Sponsor in providing the required written assurances regarding the reliability of the internal controls used in the preparation of such financial statements, including by providing the Trust’s external auditors with information and reports regarding the Custodian’s internal controls over financial reporting as far as such reporting relates to the scope of the Custodian’s duties.

3.	DEPOSITS

3.1

Procedure: The Custodian shall receive deposits of Physical Gold into the Allocated Account relating to the same kind of Physical Gold and having the same denomination as that to which the Allocated Account relates only pursuant to transfers from the Unallocated Account as provided in clause 3.1 (with respect to the initial deposit of Gold into the Unallocated Account) and in clause 4.1(b) of the Unallocated Account Agreement or as otherwise agreed upon between Custodian and the Trustee. The notice for any deposit of Gold to be made into the Allocated Account in connection with clause 4.1(b) of the Unallocated Account Agreement shall be made in accordance with clause 4.2(b) of the Unallocated Account Agreement.

4.	WITHDRAWALS

4.1	Procedure: The Trustee may at any time give instructions to the Custodian for the withdrawal of Physical Gold from the Allocated Account as provided for in this Agreement,

provided that a withdrawal may be made only by (i) transfer to the Unallocated Account or another account maintained on an Unallocated Basis or as otherwise permitted in connection with the transfers described in clauses 4.1(a) and (c) of the Unallocated Account Agreement, or (ii) transfer in the manner described in clause 4.1(d) of the Unallocated Account Agreement.

4.2

Notice requirements: The notice for any withdrawal of Gold to be made from the Allocated Account (i) in connection with clauses 4.1(a) and (c) (with respect to sales of Gold only) of the Unallocated Account Agreement shall be made in accordance with clause 4.2(a) of the Unallocated Account Agreement and (ii) in connection with clauses 4.1(c) (with respect to transfers (other than for the sale of Gold) permitted under the Trust Agreement) or (d) of the Unallocated Account Agreement shall be made in accordance with clause 4.2(c) of the Unallocated Account Agreement. In any event, notices shall be received by the Custodian no later than the time specified in the Unallocated Account Agreement or Schedule attached hereto, as applicable, and if received later than that specified time will be processed on the next Business Day.

4.3

Specification of Physical Gold: The Custodian may specify the serial numbers of the bars to be withdrawn once it receives instructions from the Trustee to effect a withdrawal of Physical Gold pursuant to clause 4.1. The Custodian is entitled to select the Physical Gold to be made available for any such withdrawal.

4.4

De-allocation: Following receipt by the Custodian of notice for the withdrawal of Physical Gold from the Allocated Account pursuant to clause 4.1, the Custodian shall de-allocate sufficient Physical Gold from the Allocated Account to credit the Unallocated Account in the amount required, provided that, in the case of a transfer made in connection with clause 4.1(a) of the Unallocated Account Agreement, the Custodian will use its commercially reasonable endeavors to complete the de-allocation of Physical Gold from the Allocated Account to the Unallocated Account by no later than 5:00 p.m. (London Time) on the London Business Day on which notice is given in the form prescribed in clause 4.2(a) of the Unallocated Account Agreement for a withdrawal under clause 4.1(a) of the Unallocated Account Agreement. The Trustee acknowledges that the process of de-allocation of Physical Gold for withdrawal and/or credit to the Unallocated Account may involve minimal adjustments to the weight of Physical Gold to be withdrawn to adjust such weight to the whole bars available.

4.5

Substitution: If bars of Gold comprising the Trustee’s Account Balance may be substituted by the Custodian for other bars of Gold, the Custodian’s right to do so and the terms upon which this right may be exercised is set out as follows:

The Trustee authorizes the Custodian, as the Trustee’s agent, at any time and for any reason to procure the transfer to the Custodian of all of the Trustee’s right and title to some or all of the bars of Gold comprising the Trustee’s Account Balance (the “Transferred Portion”) in exchange for the transfer by the Custodian to the Trustee of the same number of substitute bars of like quality of the relevant Gold (the “Substituted Portion”), by removing from the Allocated Account the records identifying the Transferred Portion and simultaneously recording in the Allocated Account the specific Gold identified by the serial numbers of the relevant bars (or by other appropriate means) comprising the Substituted Portion. The Custodian accepts liability for all costs and shall bear all risk of loss in relation to any substitution under this clause 4.5. The number of fine ounces held by the Custodian for the Trust shall be the same before and after substitution.

4.6

Risk. Where there is a delivery from the Custodian of Physical Gold to another person, all right, title and risk in and to such Physical Gold shall pass at the Point of Delivery to the relevant person for whose account the Physical Gold is being delivered.

5.	INSTRUCTIONS

5.1

Instructions: Only the Trustee shall have the right to give instructions to the Custodian for deposit of Gold to or withdrawal of Gold from the Unallocated Account. The Custodian is entitled to rely on any instructions which are from, or which purport to emanate from, any person who appears to have such authority.

5.2

Transfer Instructions: All transfers into and out of the Allocated Account shall be made upon receipt of, and in accordance with, instructions given by the Trustee to the Custodian. Such instructions shall be given by SWIFT or Custodian’s proprietary electronic system, or, if either system is not operating, by such other temporary means as the Trustee and the Custodian may agree from time to time. Other information (which shall not constitute an instruction) related to transfers into and out of the Allocated Account may be sent between the Trustee and the Custodian by email or such other means as the Trustee and the Custodian may agree from time to time. Any such communication shall be deemed to have been given, made or served upon actual receipt by the recipient.

5.3

AURUM: The Trustee acknowledges that instructions relating to a counterparty for whom the Custodian does not already provide settlement services will be forwarded by the Custodian to AURUM on the Trustee’s behalf. The Trustee acknowledges that AURUM is operated by a third party and that the Custodian cannot be responsible for any errors, omissions or malfunctions in the systems operated by AURUM. To the extent that AURUM is not available or suffering a malfunction, the Trustee agrees that the Custodian’s obligations under this Agreement shall be postponed during such unavailability or such malfunction and until a reasonable period thereafter. The Custodian will notify the Trustee as soon as is reasonably possible of any such unavailability or malfunction.

5.4

Amendments: Once given, instructions continue in full force and effect until they are cancelled, amended or suspended. Any such instructions shall be valid and binding only after actual receipt by the Custodian in accordance with clause 5.2.

5.5

Unclear or ambiguous instructions: If, in the Custodian’s opinion, any instructions are unclear or ambiguous, the Custodian will use reasonable endeavours (taking into account any relevant time constraints) to obtain clarification of those instructions from the Trustee but, failing that, the Custodian may in its absolute discretion and without any liability on its part, act upon what it believes in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to the Custodian’s reasonable satisfaction.

5.6

Refusal to execute: The Custodian reserves the right to refuse to execute instructions if in the Custodian’s reasonable opinion they are or may be, or require action which is or may be, contrary to the Rules or any applicable law. The Custodian shall in no circumstances have any obligation to act upon any instruction which in its opinion would result in a negative balance in any Allocated Account.

6.	CONFIDENTIALITY

6.1

Disclosure to others: Subject to clauses 6.2 and 6.3, each Party shall respect the confidentiality of information acquired under this Agreement and no Party will, without the consent of the others, disclose to any other person any information acquired under this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent required, a copy of this Agreement may be filed under the securities laws of the United States or any other jurisdiction in connection with the registration of the public offering of Shares by the Trust.

6.2

Permitted disclosures: Each Party accepts that from time to time another Party may be required by law or the Rules, required or requested by a government department or agency, fiscal body or regulatory or listing authority, or required by the LPMCL (e.g., in connection with AURUM), to disclose this Agreement or information acquired under this Agreement. In addition, the disclosure of such information may be required by a Party’s auditors, by its legal or other advisors, by a company which is in the same group of companies as a Party (i.e., a subsidiary or holding company of a Party) or (in the case of the Trustee) by the Sponsor, or any beneficiary of the Trust. In any such case, the disclosing Party will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to any third party. Each Party irrevocably authorizes such persons to make such disclosures without further reference to such Party.

6.3

The Trustee acknowledges that, as a member of the LPMCL, and that from time to time in carrying out the Custodian’s duties and obligations under this Agreement, it may be necessary for the Custodian to disclose to LPMCL and/or other clearing members of LPMCL, the Trustee’s account details and certain other information in order to act in accordance with the Trustee’s notices hereunder for the purposes of facilitating settlement. In any such case, the Custodian will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to any third party. The Trustee acknowledges and accepts that such disclosures may be made by the Custodian for the purposes set out in this clause 6.3.

7.	CUSTODY SERVICES

7.1

Appointment: The Trustee hereby appoints the Custodian to act as custodian of the Physical Gold held in the Allocated Account in accordance with this Agreement and any Rules which apply to the Custodian, and the Custodian hereby accepts such appointment.

7.2

Segregation of Physical Gold: The Custodian will be responsible for the safekeeping of the Physical Gold on the terms and conditions of this Agreement. The Custodian will segregate the Gold comprising the Account Balance from any Gold which the Custodian owns or which the Custodian holds for its other clients, and the Custodian will request each Sub-Custodian to segregate the Gold comprising the Account Balance from any Gold which it owns or which it holds for its other clients. For the avoidance of doubt, in any circumstance where the Custodian has agreed to hold for the Trust’s account a quantity of Gold which cannot be allocated in a whole number of physical bars, the Trust’s Allocated Account will be rounded up to record the nearest whole number of physical bars. The difference between the rounded up quantity of Gold comprised by such physical bars and the quantity of such Gold which the Custodian has agreed to hold for the Trust’s account will be debited by the Custodian to the Trust’s Unallocated Account as an unallocated amount of Gold pursuant to the Unallocated Account Agreement.

7.3

Ownership of Physical Gold: The Custodian will identify in its books and records that the Physical Gold is being held for the Trustee (on trust for the Shareholders), and will require each Sub-Custodian to identify on its book and records that the Physical Gold is being held for the Custodian for the benefit of the Trust. Entries on the Custodian’s books and records to identify Physical Gold will refer to each bar of Physical Gold by refiner, assay, serial number and gross and fine weight. Additionally, the Custodian will require each Sub-Custodian to identify on its books and records each bar of Physical Gold held by them by refiner, assay, serial number and gross and fine weight and to provide such information to the Trustee upon request. To the best of the Custodian’s knowledge, the Gold belonging to the Trustee (on trust for the Shareholders) shall at all times be free and clear of all liens and encumbrances and shall not be subject to any right, charge, security interest, lien or claim of any kind, whether arising by operation of law or otherwise, in favor of the Custodian or any sub-custodian. The Custodian shall not loan, hypothecate, pledge, create any security interest over, or otherwise encumber any Physical Gold held in Allocated Account absent the Trustee’s written instructions to the contrary.

7.4

Location of Physical Gold: The Gold comprising the Account Balance must be held by the Custodian at the nominated vault premises or at the vaults of a Sub-Custodian, as specified in the Schedule attached hereto, and, unless otherwise agreed among the Custodian, the Trustee, and the Sponsor, such vaults to be within the UK unless agreed otherwise. The Custodian agrees that it shall use, or where applicable procure any Sub-Custodian to use, commercially reasonable efforts promptly to transport any Physical Gold held for the Trustee to its London vault premises at the Custodian’s cost and risk , or substitute the metal in accordance with clause 4.5 with metal at its London vault premise. The Custodian agrees that all delivery and packing shall be in accordance with the Rules and LBMA good market practices.

7.5

Replacement of Gold: Upon a determination by the Custodian that any Physical Gold credited to the Allocated Account does not comply with the Rules, the Custodian shall as soon as practical replace such Physical Gold with Physical Gold which complies with the Rules. The Custodian shall not start the foregoing replacement process on a particular London Business Day unless it is reasonably sure that such replacement process can be started and completed in the same London Business Day. The Custodian shall notify the Trustee as soon as practicable on the London Business Day (but no later than the end of business on such London Business Day) when the Custodian effects such replacement and Physical Gold has been credited to the Allocated Account in accordance with the above instructions. The cost of any such replacement shall be borne by the Custodian.

8.	SUB-CUSTODIANS

8.1

Sub-Custodians: The Custodian may employ Sub-Custodians solely for the temporary custody and safekeeping of Physical Gold until transported to the Custodian’s vault premises as provided in clause 7.4. The Sub-Custodians the Custodian selects may themselves select sub-custodians to provide such temporary custody and safekeeping of Physical Gold, but such sub-custodians shall not by such selection or otherwise be, or be considered to be, a Sub-Custodian as such term is used herein. The Custodian will use reasonable care in selecting any Sub-Custodian. In selecting any Sub-Custodian with reasonable care, the Custodian is to determine if such Sub-Custodian can reasonably be expected to operate in a reasonable and prudent manner and in compliance with the Rules and all other relevant laws, rules and regulations applicable to its services as a sub-custodian of Gold. The Custodian will notify each of the Trustee and the Sponsor if it selects any Sub-Custodian, or stops using any Sub-Custodian for such purpose. The receipt of notice by each of the Trustee and the Sponsor that the Custodian has selected a Sub-Custodian shall not be deemed to limit the Custodian’s responsibility in selecting such Sub-Custodian. Any Sub-Custodian shall be a LBMA member, except for Bank of England.

8.2	Liability: The Custodian shall be liable in contract, tort or otherwise for any loss, damage or expense arising directly or indirectly from any act or omission, or insolvency, of any Sub-Custodian.

8.3

Notice: The Custodian will provide the Trustee upon request with the name and address of any Sub-Custodian the Custodian selects and any direct or indirect sub-custodian selected or used by such Sub-Custodian, along with any other information which the Trustee may reasonably request concerning the appointment of such Sub-Custodian or such direct or indirect sub-custodian.

9.	REPRESENTATIONS

9.1	Each Party represents and warrants to the other Parties, on a continuing basis that:

(a)	it is duly constituted and validly existing under the laws of its jurisdiction of constitution;

(b)

it has all necessary authority, powers, consents, licenses and authorisations (which have not been revoked) and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(c)	the persons entering into this Agreement on its behalf have been duly authorized to do so; and

(d)

this Agreement and the obligations created under it constitute its legal and valid obligations which are binding upon it and enforceable against it in accordance with the terms of this Agreement (subject to applicable laws of bankruptcy, insolvency, and similar laws, and principles of equity) and do not and will not violate the terms of the Rules, any applicable laws, or any order, charge or agreement by which it is bound.

10.	SANCTIONS

10.1

In addition to (and without limitation of) the representations and warranties given by the Trustee and the Sponsor in clause 9.1 above, the Trustee and the Sponsor respectively represent, warrant, and undertake, on a continuing basis, as follows:

(a)	Each of the Sponsor and Trustee represents that it is not, and the Trust is not, a person or entity that is named on any Sanctions List or directly or indirectly targeted under any Sanctions.

(b)	The Sponsor represents that, in relation to its actions taken in connection with this Agreement, the Sponsor is not acting in violation of any applicable Sanctions.

(c)

The Sponsor represents that it has adequate sanctions compliance procedures in place and have taken reasonable risk-based measures (including, where applicable, screening clients for sanctions) to ensure continued compliance with Sanctions.

(d)

The Custodian acknowledges that the Trustee does not review or monitor the activities of the Authorized Participants with respect to their compliance with Sanctions. Each of the Sponsor, and subject to the limitation in the preceding sentence, the Trustee, represents, in relation to its own actions taken in connection with this Agreement, it is not knowingly acting in violation of any applicable Sanctions, and will not knowingly cause the Custodian to hold any Gold that originates from financial crime or that would cause it to facilitate the violation of any Sanctions.

10.2

Each of the Trustee, subject to the limitation in paragraph (d) of clause 10.1, and the Sponsor agrees that, to the best of its knowledge, neither any Gold nor the proceeds of any Gold will be used by it in any way to fund the activities or business of any person or entity in violation of Sanctions. Each of the Trustee and the Sponsor further agrees that the Custodian shall be under no obligation to comply with a notice of withdrawal delivered pursuant to clause 4.1 where the Custodian, in consultation with the Sponsor and the Trustee (to the extent such consultation is permitted by law, regulation and internal compliance policies and procedures), has reasonable grounds to suspect that doing so would constitute a violation of Sanctions.

10.3

If at any time the Sponsor becomes aware of any breach by it of Clauses 10.1 or 10.2 above in relation to the Trust, after the date of this Agreement and before the later of (i) termination of this Agreement and (ii) the date that all obligations under this Agreement are fully and finally discharged, the Sponsor shall, to the extent it is permitted by law, regulation, and internal compliance policies and procedures, promptly notify the Custodian in writing with full details of such breach together with, promptly following any request from the Custodian to do so, any other information the Custodian may reasonably request in connection with such breach. The foregoing notwithstanding, the Sponsor shall not be required to disclose any information subject to attorney-client privilege.

10.4

In the event that the Trustee or the Sponsor breaches Clause 10.1 or 10.2 above, or if the Custodian has reasonable grounds to believe that the Trustee or the Sponsor has breached any of clauses 10.1 to 10.2 above, the Custodian shall have the right to terminate this Agreement forthwith upon written notice. The Custodian’s indemnification provided in clause 12.5 shall apply to any such termination.

10.5	Nothing in this Agreement shall require a Party to take any action or to refrain from taking any action which may cause that Party any liability to or imposed by a Sanctioning Body.

11.	FEES AND EXPENSES

11.1

Fees: For the Custodian’s services under this Agreement, the Custodian and the Sponsor have entered into the Custodial Fee Letter, under which the Sponsor shall pay the Custodian’s fee for services under this Agreement.

11.2

Expenses: Under the Trust Agreement, the Sponsor has agreed to assume and be responsible for the payment of certain expenses, including the Custodian’s fees and expenses payable to the Custodian pursuant to this Agreement. Pursuant to the Custodial Fee Letter, the Sponsor shall pay to the Custodian on demand all costs, charges and expenses (including any relevant taxes, duties and legal fees) incurred by the Custodian in connection with the performance of the Custodian’s duties and obligations under this Agreement or otherwise in connection with any Allocated Account (excluding any fees for storage and insurance of the Gold, which shall be considered part of the agreed fee structure as amended from time to time, and any fees and expenses of any Sub-Custodians). The Sponsor shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), with respect to any Allocated Account maintained by the Custodian pursuant to this Agreement or any deposits or withdrawals related thereto.

11.3	Credit balances: No interest or other amount will be paid by the Custodian on any credit balance on the Allocated Account.

11.4

Debit balances: The Trustee is not entitled to overdraw the Allocated Account, and the Custodian shall not carry out any instruction from the Trustee where to do so would in the Custodian’s opinion cause any Allocated Account to have a negative balance.

11.5

Default interest: If the Trust or the Sponsor, as applicable, fails to procure payment to the Custodian of any amount when it is due, the Custodian reserves the right to charge the relevant Party interest (both before and after any judgement) on any such unpaid amount calculated at a rate equal to 1% above the overnight London Interbank Offered Rate (LIBOR) (or, if LIBOR is discontinued, an industry accepted replacement rate for LIBOR, and subject to agreement by the Parties hereto) for the currency in which the amount is due. Interest will accrue on a daily basis, on a compound basis with monthly resets, and will be due and payable by the relevant Party as a separate debt.

11.6

No Recovery from the Trust: Amounts payable by the Trust pursuant to this clause 11 shall not be debited from the Allocated Account, but shall be payable, as applicable, by the Sponsor or the Sponsor on behalf of the Trust, and the Custodian hereby acknowledges that it will have no recourse against any Gold standing to the credit of the Allocated Account or to the Trust or the Trustee in respect of any such amounts.

12.	SCOPE OF RESPONSIBILITY

12.1

Exclusion of liability: The Custodian will use reasonable care in the performance of the Custodian’s duties under this Agreement and will only be responsible for any loss or damage suffered by the Trustee as a direct result of any negligence, fraud or wilful default on the Custodian’s part in the performance of the Custodian’s duties, and in which case the Custodian’s liability will not exceed the aggregate market value of the balances in the Metal Accounts at the time of such negligence, fraud or wilful default is discovered or notified to the Custodian (calculating the value using the next available prices for Gold of the same type and amount on the relevant London Precious Metals Markets following the occurrence of such negligence, fraud or wilful default). The Custodian shall not in any event be liable for any consequential loss, or loss of profit or goodwill. The Custodian, the Trustee, and the Sponsor each agree to notify the other Parties promptly after any discovery of any lost or damaged Gold. If the Custodian delivers from the Allocated Account Physical Gold that is not of the fine ounces of Gold the Custodian has represented to the Trustee or that is not according to the Rules, recovery by the Trustee, to the extent such recovery is otherwise allowed, shall not be barred by any delay in asserting a claim because of the failure to discover the corresponding loss or damage regardless of whether such loss or damage could or should have been discovered; provided, that this clause will not excuse the failure to make a claim at the time such discrepancy has been discovered.

12.2

No duty or obligation: The Custodian is under no duty or obligation to make or take, or require any Sub-Custodian to make or take, any special arrangements or precautions beyond those required by the Rules or as set out in this Agreement.

12.3

Insurance: The Custodian shall at all times maintain adequate insurance cover with reputable and solvent insurers of international standing with respect to the Custodian’s custodial obligations and the Gold comprising the Trustee’s Account Balance, and the Custodian will pay and be responsible for all cost, fees and expenses (including any applicable premium and relevant taxes, each of which the Custodian undertakes to pay in a timely manner) in relation to any such insurance policy or policies. In the event that the Custodian elects to reduce, cancel, or not to renew such insurance, the Custodian will give the Sponsor and Trustee notice as follows: in the event of a material reduction, the Custodian will endeavour to provide such notice at least 30 days prior to the effective date of the material reduction, and in the event of a cancellation or expiration of the insurance without renewal, the Custodian will endeavour to provide such notice at least 30 days prior to the last day of insurance coverage. The Sponsor and the Trustee acknowledge that any such insurance is held for the benefit of the Custodian and not for the benefit of the Sponsor, the Trustee, or the Trust.

12.4

Force majeure: The Custodian shall not be liable to the Trustee or the Sponsor for any delay in performance, or for the non-performance of, any of the Custodian’s obligations under this Agreement by reason of any cause beyond the Custodian’s reasonable control. This includes any breakdown, malfunction or failure of, or in connection with, any communication, computer, transmission, clearing or settlement facilities, industrial action, acts and regulations of any governmental or supra national bodies or authorities, or the rules of any relevant regulatory or self-regulatory organisation.

12.5

Indemnity: The Trustee, solely from and to the extent of the assets of the Trust, and the Sponsor shall indemnify and keep the Custodian indemnified on demand against all costs and expenses, damages, liabilities and losses which the Custodian may suffer or incur, directly or indirectly, in connection with this Agreement except to the extent that such sums are due to the Custodian’s negligence, wilful default, fraud or material breach of this Agreement. For the avoidance of doubt, the Sponsor (and not the Trustee) shall indemnify the Custodian for the amount of any Tax that the Custodian is required under applicable laws (whether by assessment or otherwise) to pay in respect of the Allocated Account or any deposits or withdrawals related thereto (including any payment of Tax required by reason of an earlier failure to withhold).

12.6

The Custodian’s interests and affiliates’ interests: The Custodian has the right, without notifying the Trustee, to act upon the Trustee’s instructions or to take any other action permitted by the terms of this Agreement even where:

(a)	the Custodian, directly or indirectly, had an interest in the consequences of such instruction or action;

(b)	the Custodian processes the Trustee’s instructions on an aggregated basis together with similar instructions from other clients; or

(c)

the Custodian has a relationship with another party which does or may create a conflict with the Custodian’s duty to the Trustee, including (without prejudice) circumstances where the Custodian or any of its associates may: (i) act as financial adviser, banker or otherwise provide services to the Trustee’s contract counterparty; (ii) act in the same arrangement as agent for more than one client; or (iii) earn profits from any of the activities listed herein.

The Custodian or any of its divisions, branches or affiliates may be in possession of information tending to show that the action required by the Trustee’s instructions may not be in the Trustee’s best interests, but shall not have any duty to disclose any such information.

13.	TERMINATION

13.1

Method: Any Party may terminate this Agreement by giving not less than one hundred twenty (120) Business Days written notice to the other Parties; and this Agreement will terminate automatically, without notice or further action by any Party, upon a Bankruptcy or Insolvency Event.

13.2

Change in Trustee: If there is any change in the identity of the Trustee or the Sponsor in accordance with the Trust Agreement, then the Custodian, the Trustee, the Sponsor and the Trust shall, subject to the last sentence of this clause 13.2, execute such documents and shall take such actions as the new Trustee or Sponsor and the outgoing Trustee or Sponsor may reasonably require for the purpose of vesting in the new Trustee or Sponsor the rights and obligations of the outgoing Trustee or Sponsor, and releasing the outgoing Trustee or Sponsor from its future obligations under this Agreement. The Custodian’s obligations under this clause 13.2 shall be conditioned on the Custodian having conducted prompt, reasonable and proportionate due diligence to the Custodian’s reasonable satisfaction on any such new Trustee or Sponsor.

13.3	Termination Notice Requirements: Any notice given by the Trustee under clause 13.1 must specify:

(a)	the date on which the termination will take effect (the “Termination Date”);

(b)	the person to whom the Account Balance is to be delivered; and

(c)	all other necessary arrangements for the delivery of the Account Balance to the Trustee or to the Trustee’s order.

13.4

Redelivery arrangements: If the Trustee does not make arrangements acceptable to the Custodian for the delivery of the Account Balance to the Trustee or to the Trustee’s order, the Custodian may continue to hold the Gold constituting such Account Balance, in which case the Custodian will continue to charge the fees and expenses payable under clause 11. If the Trustee has not made arrangements acceptable to the Custodian for the delivery of the Account Balance within six (6) months of the Termination Date, the Custodian will be entitled to close the Allocated Account and sell the Gold constituting the Account Balance (at such time and on such markets as the Custodian considers appropriate) and account to the Trustee for the proceeds after deducting any amounts due to the Custodian under this Agreement.

13.5

Termination. For the avoidance of any doubt, upon receipt of notice of any termination of this Agreement pursuant to clause 13.1, the Custodian agrees to continue to serve as custodian pursuant to the terms of this Agreement for the period of time between the provision of notice and the Termination Date, to facilitate liquidation and distribution of the Trust, if applicable, or an orderly transition to a successor custodian. In the event that the Trust seeks to transition to a successor custodian in accordance with the Trust Agreement, the Custodian shall cooperate with the Trustee and the Sponsor in good faith to effect a smooth and orderly transfer of the Physical Gold held in the Allocated Account, the custodial services provided under this Agreement and all applicable records as directed by the Trustee or the Sponsor to a successor custodian. Such cooperation shall include the execution of such documents and the taking of such actions as the Trustee or the Sponsor may reasonably require in order to effect such transfer.

13.6

Existing rights: Termination shall not affect rights and obligations then outstanding under this Agreement which shall continue to be governed by this Agreement until all obligations have been fully performed. Additionally, the provisions of clauses 6 and 17 shall survive the termination of this Agreement.

13.7	eBTS: Effective as of the Termination Date, the use of the Website (as defined in the schedule) will automatically be terminated and no further access to the Website will be permitted.

14.	VALUE ADDED TAX

14.1

VAT exclusive: All fees referenced in the Schedule to this Agreement (including but not limited to storage, handling and clearing fees) shall be deemed to be exclusive of VAT. To the extent that value added tax or any other tax shall become chargeable and payable in respect of the services provided by the Custodian, the Sponsor shall pay to the Custodian such value added tax, or other tax, subject to the provisions of clause 11.2, in addition to the custody fees set out in the Schedule to this Agreement.

14.2

Supplies: Where pursuant to or in connection with this Agreement, the Custodian makes a supply to the Sponsor for VAT purposes and VAT is or becomes chargeable on such supply, the Sponsor shall on demand pay to the Custodian (in addition to any other consideration for such supply) a sum equal to the amount of such VAT and the Custodian shall on receipt of such payment provide the Sponsor and the Trustee with an invoice or receipt in such form and within such period as may be prescribed by applicable law.

14.3

Deemed supplies: Where, pursuant to or in connection with this Agreement, the Custodian is deemed or treated by applicable law or the practice from time to time of the relevant fiscal authority to make a supply for VAT purposes to any person by virtue of the Custodian’s or any custodian for the Custodian relinquishing physical control of any Gold, and VAT is or becomes chargeable on such supply, the Sponsor shall on demand pay to the Custodian a sum equal to the amount of such VAT and the Custodian shall on receipt of such payment provide an invoice or receipt in such form and within such period as may be prescribed by applicable law to the person to which the Custodian is deemed or treated to make such supply.

14.4

Reimbursement: References to any fee, cost, expense, charge or other liability incurred by the Custodian and in respect of which the Custodian is to be reimbursed or indemnified by the Sponsor on behalf of the Trust under the terms of this Agreement shall include such part of such fee, cost, expense, charge or other liability as represents any VAT.

15.	NOTICES

15.1

Form: Except as otherwise provided in this Agreement, any notice or other communication under or in connection with this Agreement may be given in writing or as otherwise specified in the Schedule. References to writing includes an electronic transmission in a form permitted by clause 15.2.

15.2

Method of transmission: Except as otherwise provided in this Agreement, any notice or other communication shall be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including fax, email and SWIFT) or such other electronic transmission as the Parties may from time to time agree, to the Party due to receive the notice or communication, at its address, number or destination set out in this Agreement or another address, number or destination specified by that Party by written notice to the other.

15.3	Deemed receipt of notice: A notice or other communication under or in connection with this Agreement will be deemed received only if actually received or delivered.

15.4	Notice Addresses: The addresses and numbers of the Parties for the purposes of clauses 4.2 and 15.1 are:

The Custodian:	JPMorgan Chase Bank, N.A.
25 Bank Street, Canary Wharf
5th Floor, Global Commodities
E14 5JP, London
United Kingdom
Attention: David Nahmanovici, Mark Amlin
Email: david.j.nahmanovici@jpmorgan.com;
mark.c.amlin@jpmchase.com; vivien.x.zillner@jpmchase.com;
jonatan.h.sherman@jpmchase.com; bullion.etf@jpmorgan.com;
metalics.bo.processing@jpmorgan.com

The Trustee:	The Bank of New York Mellon
240 Greenwich Street
8th Floor
New York, New York 10286
Attention: ETF Services
Telephone: 718-315-4591
Facsimile: 732-667-9585
E-Mail: etfservicesgs@bnymellon.com

The address and numbers of the Sponsor for purposes of receiving notices under this Agreement is:

The Sponsor:	Goldman Sachs Asset Management, L.P.
200 West Street, 37th Floor
New York, NY 10282
Attention: Michael Crinieri
Telephone:(212) 357-7445
E-Mail: Michael.crinieri@gs.com

With copies (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention: Clifford Cone and David Brinton

Telephone: (212) 878-8000

E-Mail: clifford.cone@cliffordchance.com

david.brinton@cliffordchance.com

16.	GENERAL

16.1	Role of Trustee: The Trustee, is a party to this Agreement in the Trustee’s capacity as trustee of the Trust and accordingly:

(a)

the Trustee shall only be liable to satisfy any obligations under this Agreement, including any obligations or liabilities arising in connection with any default by the Trustee under this Agreement, to the extent of the assets held from time to time by the Trustee as trustee of the Trust (the “Trust Assets”); and

(b)	no recourse shall be had to:

(i)

any assets other than the Trust Assets, including any of the assets held by the Trustee as trustee, co-trustee or nominee of a trust other than the Trust, as owner in its individual capacity or in any way other than as trustee of the Trust ; or

(ii)	the Trustee for any assets that have been distributed by the Trustee to the beneficiaries of the Trust.

16.2

Limited Recourse and Non-Petition: The hereby agrees that, in relation to amounts expressed to be payable (and not paid) by the Sponsor or by or on behalf of the Trustee or the Trust to the Custodian under this Agreement, including any interest thereon, and any other of the Custodian’s monetary claims (together, the “unpaid amounts”), neither the Custodian nor any person acting on the Custodian’s behalf shall be entitled to take any steps to recover any such unpaid amounts out of any other assets of the Trustee or the Trust and no debt shall be owed by the Trustee or the Trust to the Custodian in respect of any such unpaid amounts. In particular, the Custodian shall not be entitled to institute, or join with any person in bringing, instituting or joining, insolvency proceedings (whether court based or otherwise) in relation to the Trustee or the Trust in respect of such unpaid amounts, or to otherwise take any action to wind up the Trustee or the Trust.

16.3

No advice: The Custodian’s duties and obligations under this Agreement do not include providing the Trustee with investment advice. In asking the Custodian to open and maintain the Allocated Account, the Trustee does so in reliance upon its own judgement and the Custodian shall not owe to the Sponsor any duty to exercise any judgement on the Trustee’s behalf as to the merits or suitability of any deposits into, or withdrawals from, the Allocated Account.

16.4

Rights and remedies: The Custodian hereby waives any right it has or may hereafter acquire to combine, consolidate or merge the Metal Accounts with any other account of the Trustee’s or the Trust’s or to set off any liabilities of the Trustee or the Trust to the Custodian and the Custodian agrees that it may not set off, transfer or combine or withhold payment of any sum standing to the credit or to be credited to the Metal Accounts in or towards or conditionally upon satisfaction of any liabilities to it of the Trustee or the Trust. Subject thereto, the Custodian’s rights under this Agreement are in addition to, and independent of, any other rights which the Custodian may have at any time in relation to the Account Balance.

16.5

Business Day: If an obligation of a Party would otherwise be due to be performed on a day which is not a Business Day in respect of the Allocated Account or otherwise under this Agreement, such obligation shall be due to be performed on the next succeeding Business Day in respect of the Allocated Account or otherwise under this Agreement.

16.6

Assignment: This Agreement is for the benefit of and binding upon the Custodian, the Trustee and the Sponsor and their respective successors and assigns. Save as expressly provided in clause 13.2 and this clause 16.6, no Party may assign, transfer or encumber, or purport to assign, transfer or encumber, any right or obligation under this Agreement unless the other Parties otherwise consent in writing. This clause shall not restrict the Custodian’s power to merge or consolidate with any party, or to dispose of all or part of its custody business.

16.7

Amendments: Unless otherwise specified in this Agreement, any amendment to this Agreement must be agreed in writing and be signed by the Sponsor, the Custodian, and the Trustee. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

16.8

Partial invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

16.9	Liability: Nothing in this Agreement shall exclude or limit any liability which cannot lawfully be excluded or limited (e.g. liability for personal injury or death caused by negligence).

16.10

Entire Agreement: This document represents the entire agreement, and supersedes any previous agreements among the Custodian, the Trustee, and the Sponsor relating to the subject matter of this Agreement.

16.11	Counterparts: This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.

17.	GOVERNING LAW AND JURISDICTION

17.1	Governing law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

17.2

Jurisdiction: The state of English courts are to have non-exclusive jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement, including any question regarding its existence, validity or termination, and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. Each of the Parties hereto irrevocably submits to the non-exclusive jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

17.3

Waiver of immunity: To the extent that the Trustee may in any jurisdiction claim for itself or its assets any immunity from suit, judgement, enforcement or otherwise howsoever, the Trustee agrees not to claim and irrevocably waive any such immunity to which the Trustee would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

17.4

Third Party Rights: A person who is not a party to this Agreement has no right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999, except with respect to the Trust, which shall be considered a beneficiary of this entire Agreement. For the avoidance of any doubt, nothing in this paragraph is intended to limit the obligations hereunder of any successor Trustee of the Trust or to limit the right of any successor Trustee of the Trust to enforce the Custodian’s obligations hereunder.

17.5

Service of process: The process by which any Proceedings are begun may be served on any Party hereto by being delivered to the address specified below. This does not affect a Party’s right to serve process in another manner permitted by law.

Address for service of process:

Trustee’s Address for service of process:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Department – Asset Servicing

Custodian’s Address for service of process:

JPMorgan Chase Bank, N.A.

25 Bank Street, Canary Wharf

5th Floor, Global Commodities

E14 5JP, London

United Kingdom

Attention: David Nahmanovici, Mark Amlin, Jonatan Sherman

Email: david.j.nahmanovici@jpmorgan.com;

mark.c.amlin@jpmchase.com; vivien.x.zillner@jpmchase.com;

jonatan.h.sherman@jpmchase.com; bullion.etf@jpmorgan.com;

metalics.bo.processing@jpmorgan.com

Sponsor’s Address for service of process:

Goldman Sachs Asset Management, L.P.

200 West Street, 37th Floor

New York, NY 10282

Attention: Michael Crinieri

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

EXECUTED by the Parties

Signed on behalf of

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

by:
Signature	/s/ Mark Amlin
Name	Mark Amlin
Title	Executive Director

Signed on behalf of

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

by:
Signature	/s/ Michael Crinieri
Name	Michael Crinieri
Title	Managing Director

Signed on behalf of

THE BANK OF NEW YORK MELLON, solely in its capacity as Trustee of the Goldman Sachs Physical Gold ETF by:
Signature	/s/ Robert Snyder
Name	Robert Snyder
Title	Managing Director

[Signature Page to Allocated Gold Account Agreement]

SCHEDULE

To Allocated Gold Account Agreement

dated December 11, 2020

This Schedule forms an integral part of the Agreement to which it is attached and expressions contained herein shall, where applicable, have the same meaning as defined in the Agreement.

Clause 2.3: Reports

Reports will be provided daily (through eBTS and SWIFT) and monthly (monthly statement)

Reports will contain the following details:

•	bar numbers

•	purity

•	gross weight in (oz or kg)

•	fine weight in (oz or kg)

•	brand

Clauses 3.1, 4.1(b), and 7.4: Vault premises

The vault premises into which the Custodian shall require delivery, out of which the Custodian shall effect delivery, and at which Gold shall be held, in accordance with the above clauses are:

JP Morgan Chase Bank N.A , 60 Victoria Embankment London, EC4Y OJP

Bank of England, Threadneedle Street, London, EC2R 8AH (for sub-custodian services)

Clause 5.2: Instructions

Agreed methods of giving instructions include the following:

Through eBTS and SWIFT, accessible through the JP Morgan Chase Bank website (the “Website”) by the Trustee pursuant to the terms of the website agreement.

Clause 12.3: Insurance

The Custodian agrees to insure the Gold on the terms specified in clause 12.3(b)